Exhibit 99.1

Contact:	Brian P. Crescenzo
302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.

ANNOUNCES FISCAL 2003 RESULTS

NEW CASTLE, DE, November 24, 2003 – Applied Extrusion Technologies, Inc. (NASDAQ NMS – AETC) today announced financial results for its year ended September 30, 2003.

FULL YEAR FISCAL 2003 RESULTS

Sales for fiscal 2003 of $247 million were $4.7 million or two percent lower compared with fiscal 2002. A seven percent decline in volume was partially offset by a six percent increase in average selling price. The higher average selling price was due to both price increases and an improved mix of products sold. Higher average pricing resulted in a $14 million increase in revenues which was entirely offset by an equal increase in raw material costs, an increase of 17% over fiscal 2002. Additional manufacturing cost reductions offset an approximate $3 million increase in depreciation expense, resulting in gross profit of $44 million, which was equal to the prior year. Gross margin was 17.9 percent versus 17.5 percent in fiscal 2002.

The restructuring, announced in September 2002, has been very successful in reducing costs. Operating expenses in fiscal 2003 were $30.2 million compared with $48.6 million in fiscal 2002. As a result, operating profit increased by $18.7 million to $14 million. Exclusive of the $9 million restructuring charge in fiscal 2002, operating expenses were $9.4 million, or 24 percent, lower than last year and operating profit improved by $9.7 million, a three-fold increase over fiscal 2002.

During fiscal 2003, the Company generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $37.4 million, an increase of 51 percent compared with EBITDA of $24.7 million for fiscal 2002.

Income tax expense of $1.1 million was recorded in the fourth quarter of fiscal 2003 and represents an adjustment to the valuation allowance against deferred taxes. The Company received a tax refund in fiscal 2002, and accordingly recorded a $2 million benefit. Aside from these items, the Company’s effective tax rate in fiscal 2002 and fiscal 2003 was zero. The net loss for fiscal 2003 was $17 million, or $1.33 per share, compared with a net loss of $31.8 million, or $2.55 per share, for fiscal 2002.

FOURTH QUARTER 2003 RESULTS

Sales for the fourth quarter of fiscal 2003 of $58.1 million were $6.6 million, or 10 percent, lower than the comparable quarter in fiscal 2002. A 16 percent decline in volume was partially offset by a seven percent increase in average selling price. The higher average selling price was due to both price increases and an improved mix of products sold.

Gross profit of $7 million was eight percent higher than the same period of last year. The increase in average selling prices offset the impact of both the lower sales volumes and a $2 million, or 10 percent, increase in raw material costs. Gross margin was 12.1 percent versus 10.1 percent in fiscal 2002.

Operating expenses of $7.8 million were $13.8 million lower compared with $21.6 million in fiscal 2002. Operating losses during the 4th quarter of $0.8 million were $14.3 million less compared with losses of $15.1 million in fiscal 2002. Exclusive of the September 2002 $9 million restructuring charge, operating expenses were $4.8 million, or 38 percent, lower than last year. The reduction in operating expenses reflects the successful implementation of the September 2002 restructuring and ongoing cost reduction efforts. The operating losses for the fourth quarter, again exclusive of restructuring charges, were $5.3 million lower than fiscal 2002.

For the three months ended September 30, 2003, the Company generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $5.2 million compared with a negative EBITDA of $0.6 million for the fourth quarter of fiscal 2002. The net loss for the fourth quarter of fiscal 2003 was $9.3 million, or $.73 per share, compared with a net loss of $22.6 million, or $1.81 per share, for the fourth quarter of fiscal 2002.

BALANCE SHEET, CASH FLOW AND LIQUIDITY

At September 30, 2003, the Company had borrowings of $29 million pursuant to its revolving line of credit. The Company used these borrowings, in part, for the prepayment in September 2003 of its $6.5 million industrial revenue bond which was due in 2004. Unused availability under this revolving credit facility at year end was approximately $8 million. As previously announced, the Company entered into a new $100 million credit facility with GE Capital Finance on October 3, 2003. The credit facility consists of a $50 million term loan and a $50 million revolving line of credit. Under the terms of the new revolving line of credit, the Company has increased its availability by $17 million. Net Debt (total debt less cash) at September 30, 2003 was $298 million, representing 89 percent of total capitalization.

COMPANY COMMENTS

Commenting on the results, Amin J. Khoury, Chairman and Chief Executive Officer, said: “The OPP Films industry continues to be plagued by weak demand and over capacity. While we have made progress in increasing our prices and improving our product mix, these improvements have been substantially offset by increased raw material costs.”

Mr. Khoury further remarked, “We are encouraged by the increases in operating profit and EBITDA as compared with fiscal 2002. This is primarily due to ongoing cost reduction efforts as well as our improvements in product mix. We will continue to carefully control capital expenditures and constantly reevaluate our cost structure. We remain focused on executing a successful turnaround in a difficult business environment. Our objective is to generate positive free cash flow in 2004 and to improve gross margins through the commercialization of our high-value proprietary products. We expect to achieve acceptable levels of profitability over time through continuous improvement in product mix and capacity utilization.”

CONFERENCE CALL

As previously announced, the Company will hold a conference call at 9:00 AM Eastern Time on November 25, 2003 to discuss the results. To listen live via the Internet, visit the Investor Relations section of AET’s website at http://www.aetfilms.com. To access the conference call by phone, dial 1-800-473-6123 and reference access code “AET Call”. A taped replay of the conference call will also be available from approximately 12:30 PM Eastern Time on November 25, 2003 until midnight on December 2, 2003. To listen to the replay, dial 1-877-519-4471 from within the U.S. or 973-341-3080 from outside the U.S. and enter access code 4314082.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging applications.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2003	September 30, 2002
Sales	$58,141	$64,770
Cost of sales	51,093	58,218

Gross profit	7,048	6,552

Operating expenses:
Selling, general and administrative	6,077	10,870
Research and development	1,767	1,751
Restructuring charges	—	9,002
QPF acquisition and integration costs	—	—

Total operating expenses	7,844	21,623

Operating loss	(796)	(15,071)

Non operating expenses:
Interest expense, net	7,473	7,519

Loss before income taxes	$(8,269)	$(22,590)

Income tax expense (benefit)	1,053	—

Net loss	$(9,322)	(22,590)

Loss per common share	$(0.73)	$(1.81)

Average common shares outstanding	12,833	12,465

EBITDA (Net Loss Reconcilation)
Net loss	$(9,322)	$(22,590)
Interest expense, net	7,473	7,519
Income tax (benefit)	1,053	—
Depreciation and amortization	6,445	5,421
Less amortization included in interest expense	(510)	67
Other	46	9,002

EBITDA	$5,185	$(581)

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Income

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended
	September 30, 2003	September 30, 2002
Sales	$247,364	$252,092
Cost of sales	203,154	208,099

Gross profit	44,210	43,993

Operating expenses:
Selling, general and administrative	22,989	32,085
Research and development	7,209	6,605
Restructuring charges	—	9,002
QPF acquisition and integration costs	—	950

Total operating expenses	30,198	48,642

Operating profit (loss)	14,012	(4,649)

Non operating expenses:
Interest expense, net	29,912	29,147

Loss before income taxes	$(15,900)	$(33,796)

Income tax expense (benefit)	1,053	(2,045)

Net loss	$(16,953)	$(31,751)

Loss per common share	$(1.33)	$(2.55)

Average common shares outstanding	12,741	12,465

EBITDA (Net Loss Reconcilation)
Net loss	$(16,953)	$(31,751)
Interest expense, net	29,912	29,147
Income tax (benefit)	1,053	(2,045)
Depreciation and amortization	24,928	21,342
Less amortization included in interest expense	(1,911)	(1,002)
Other	336	9,002

EBITDA	$37,365	$24,693

APPLIED EXTRUSION TECHNOLOGIES, INC.

Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 30, 2003	September 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$2,835	$17,558
Accounts receivable	33,407	40,010
Inventory	52,517	32,531
Prepaid expenses	2,995	2,365

Total current assets	91,754	92,464
Property, plant and equipment, net	281,384	276,916
Goodwill	9,874	9,874
Other intangible assets	10,505	11,043
Other assets	14,178	14,765

Total assets	$407,695	$405,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,485	$10,701
Accrued interest	7,544	7,428
Accrued expenses and other current liabilities	18,008	33,348
Borrowings under line of credit	28,670

Total current liabilities	63,707	51,477
Long-term debt	271,790	277,876
Long-term liabilities	37,841	36,948
Stockholders’ equity:
Preferred stock	—	—
Common stock	130	130
Additional paid-in-capital	103,204	103,250
Accumulated deficit	(73,742)	(56,789)
Accumulated comprehensive income (loss)	7,018	(5,577)

	36,610	41,014
Treasury stock	(2,253)	(2,253)

Total stockholders’ equity	34,357	38,761

Total liabilities and stockholders’ equity	$407,695	$405,062

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Cash Flows

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended
	September 30, 2003	September 30, 2002
OPERATING ACTIVITIES:
Net loss	$(16,953)	$(31,751)
Adjustments to reconcile net loss to net cash from operating activities:
Provision for doubtful accounts	900	1,713
Depreciation and amortization	24,928	21,342
Amortization of sale-leaseback gains	(4,949)	(4,855)
Stock issued for retirement plans, share incentive plan and other compensation	(46)	1,003
Changes in assets and liabilities:
Accounts receivable	6,332	(607)
Inventory	(19,224)	2,358
Prepaid expenses and other current assets	(506)	(856)
Accounts payable and accrued expenses	(16,553)	5,503
Other	6,531	2,129

Net cash from operating activities	(19,540)	(4,021)

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(17,938)	(26,756)
Proceeds from sale of property, plant, and equipment	2,110	1,503
Repurchase of leased assets		(17,156)
Collection of short-term receivable		23,212
Proceeds from sale-leaseback transactions	—	18,225

Net cash from investing activities	(15,828)	(972)

FINANCING ACTIVITIES:
Borrowings under line of credit agreement, net	28,670	—
Debt Issuance costs	(1,687)	(615)
Redemption of industrial revenue bonds	(6,500)
Proceeds from issuance of stock, net	—	993

Net cash from financing activities	20,483	378

Effect of exchange rate changes on cash	162	(3)

Decrease in cash and cash equivalents, net	(14,723)	(4,618)
Cash and cash equivalents, beginning	17,558	22,176

Cash and cash equivalents, ending	$2,835	$17,558

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, including capitalized interest	$30,391	$31,518